EXHIBIT 5

                                      June 16, 1999

   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D. C. 20549-1004

        RE:  NORTHWESTERN CORPORATION - REGISTRATION STATEMENT
             ON FORM S-8

   Ladies and Gentlemen:

        We have acted as counsel to Northwestern Corporation, a Delaware corporation (the "Corporation"), in connection with the Corporation's filing of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Corporation of 1,000,000 shares of its common stock, $1.75 par value (including related common stock purchase rights) (the "Common Stock"), as more fully described in the Registration Statement, through the Northwestern Team Member Stock Purchase Plan (the "Plan").

        In this connection, we have examined such documents and have made such factual and legal investigations as we have deemed necessary or appropriate for purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when issued upon payment therefor, as contemplated in the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE



                                      By: /s/   Neal A. Mancoff
                                           ------------------------------
                                                Neal A. Mancoff